EMPLOYMENT AGREEMENT

                                     BETWEEN

                           DENTSPLY INTERNATIONAL INC.

                                       AND

                               RACHEL P. McKINNEY


THIS AGREEMENT is entered into as of December 25, 2005, by and between DENTSPLY International Inc., a Delaware corporation (the "Company") and Rachel P. McKinney, ("Employee").

WHEREAS, it is in the best interest of the Company and Employee that the terms and conditions of Employee's services be formally set forth:

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, it is hereby agreed as follows:

1.Services

        1.1 The Company shall employ Employee and Employee accepts such employment and agrees to serve as a Senior Vice President of the Company, responsible for the Worldwide Human Resources function of the Company, effective as of the above stated date stated below, and, if elected thereto, as an officer or director of any Affiliate, for the term and on the conditions herein set forth. Employee shall be responsible for the activities and duties presently associated with this position. Employee shall perform such other services as shall from time to time be assigned to her by the Board of Directors, the Chief Executive Officer, or the President of the Company depending on the needs and demands of the business and the availability of other personnel, provided that such services shall generally be similar in level of position as those described above. Employee's services shall be performed at a location suitable for the performance of the Employee's assigned duties.

        1.2 Employee shall at all times devote her full business time and efforts to the performance of her duties and to promote the best interests of the Company and its Affiliates.

2. Period of Employment Employment as Senior Vice President hereunder shall begin and continue from the above date, and terminate on the happening of any of the following events:

        2.1  Death  The date of death of Employee;

        2.2 Termination by Employee Without Good Reason The date specified in a written notice of termination given to the Company by Employee not less than 180 days in advance of such specified date, at which date the Employee's obligation to perform services pursuant to this Agreement shall cease.

        2.3 Termination by Employee with Good Reason Thirty (30) days following the date of a written notice of termination given to the Company by Employee within thirty (30) days after any one or more of the following events have occurred:

                (a) failure by the Company to maintain the level of responsibility and status of the Employee generally similar to those of Employee's position as of the date of this Agreement, or

                (b) a reduction by the Company in Employee's base salary as in effect as of the date hereof plus all increases thereof subsequent thereto; other than any reduction implemented as part of a formal austerity program approved by the Board of Directors of the Company and applicable to all continuing employees of the Company, provided such reduction does not reduce Employee's salary by a percentage greater than the average reduction in the compensation of all management level employees who continue as employees of the Company during such austerity program; or

                (c) the failure of the Company to maintain and to continue Employee's participation in the Company's benefit plans as in effect from time to time on a basis substantially equivalent to the participation and benefits of Company employees similarly situated to the Employee; or

                (d) any substantial and uncorrected breach of the Agreement by the Company.

        2.4 Termination by the Company Upon written notice of termination given to Employee by the Company, the Employee's obligation to perform services pursuant to this Agreement shall cease as of the date of such notice.

3. Payments by the Company

        3.1 During the Period of Employment, the Company shall pay to the Employee for all services to be performed by Employee hereunder a salary of not less than $267,000 per annum, or such larger amount as may from time to time be fixed by the Board of Directors of the Company or, if applicable, by the Human Resources Committee of the Board (or its successor), payable in accordance with the Company's normal pay schedule.

        3.2 During the Period of Employment, Employee shall be entitled to participate in all plans and other benefits made available by the Company generally to its domestic executive employees, including (without limitation) benefits under any pension, profit sharing, employee stock ownership, stock option, bonus, performance stock appreciation right, management incentive, vacation, disability, annuity, or insurance plans or programs. Any payments to be made to Employee under other provisions of this Section 3 shall not be diminished by any payments made or to be made to Employee or her designees pursuant to any such plan, nor shall any payments to be made to Employee or her designees pursuant to any such plan be diminished by any payment made or to be made to Employee under other provisions of this Section 3.

        3.3 Upon termination of the Period of Employment for whatever reason, Employee shall be entitled to receive the compensation accrued and unpaid as of the date of her termination. If Employee at the time of termination is eligible to participate in any Company incentive or bonus plan then in effect, Employee shall be entitled to receive a pro-rata share of such incentive or bonus award based upon the number of days she is employed during the plan year up to the date of her termination. Such pro-rata amount shall be calculated in the usual way and paid at the usual time.

        3.4 If the Period of Employment terminates upon the death of Employee, the Company shall continue payment of her then current salary for a period of 12 months from the date of death, together with her pro-rata share of any incentive or bonus payments due for the period prior to her death, to Employee's designated beneficiary or, if no beneficiary has been effectively designated, then to Employee's estate.

        3.5 If the Period of Employment is terminated by the Employee under Section 2.3, or by the Company under Section 2.4, the Company shall continue to pay compensation and provide benefits to the employee as provided in this Section 3.5 for a period (the "Termination Period") beginning on the date of the termination notice and ending on the earlier of: (i) the second annual anniversary of the date of such termination notice; or (ii) the date on which the Employee would attain age 65, as follows:

                (a) Compensation shall be paid to the Employee at the rate of salary being paid to Employee under Section 3.1 immediately before the termination;

                (b) Bonus and incentive compensation shall be paid to the
                    Employee in accordance with plans approved by the Board of Directors and similar to those in which the Employee participated at time of termination, using the same formula and calculations as if termination had not occurred. The Employee shall not be entitled to receive any further grants of stock options under any stock option or similar such plan subsequent to the date of termination, but outstanding stock options shall continue to vest during the Termination Period in accordance with the applicable stock option plan;

                (c) Employee shall receive the benefits that would have been accrued by the Employee during the Termination Period from participation by the Employee under any pension, profit sharing, employee stock ownership plan ("KSOP") or similar retirement plan or plans of the Company or any Affiliate in which the Employee participated immediately before the termination, in accordance with the terms of any such plan (or, if not available, in lieu thereof be compensated for such benefits), based on service the Employee would have had during the Termination Period and compensation (and, if applicable, bonus and incentive compensation) as determined under Section (a) (and, if applicable, Subsection (b) above);

                (d) Employee shall receive continued coverage during the
                    Termination Period under all employee disability, annuity, insurance, or other employee welfare benefit plans, programs or arrangements of the Company or any Affiliate in which Employee participated immediately before the notice of termination, plus all improvements subsequent thereto (or, if not available, in lieu thereof be compensated for such coverage); and

                (e) In the event of the death of Employee during the Termination
                    Period, the Company shall continue to make payments under Subsection 3.5(a) for the period that is the lesser of the remainder of the Termination Period or twelve (12) months, and shall pay any bonuses due under Subsection 3.5(b) on a pro-rata basis until the date of Employee's death, to Employee's designated beneficiary or, if no beneficiary has been effectively designated, then to Employee's estate.

                  Except as provided in Section 3.6, payment of compensation under Subsection 3.5(a) above shall be made at the same time as payments of compensation under Section 3.1, and payments of other benefits under Subsections 3.5(b) and (c) shall be paid at the same time and to the same person as compensation or benefits would have been paid under the plan, program, or arrangement to which they relate (after taking into account any election made by the Employee with respect to payments under such plan, program, or arrangement), and shall be pro-rated for any partial year through the date of expiration of the Termination Period.

        3.6 If at any time after a Change of Control the Period of Employment is terminated by the Employee under Section 2.3, or the Company terminates or gives written notice of termination of the Period of Employment to the Employee (regardless of whether in accordance with Section 2.4), then in lieu of the periodic payment of the amounts specified in Subsections 3.5(a), (b), and (c) (except as may be otherwise prohibited by law or by said plans), the Company, at the written election of Employee, shall pay to Employee within five (5) business days of such termination or notice of termination the present value of the amounts specified in Subsections 3.5(a), (b), and (c), discounted at the greatest rate of interest then payable by Mellon Bank (or its successor) on any federally insured savings account into which Employee could deposit such amount and make immediate withdrawals therefrom without penalty, and shall provide for the remainder of the Termination Period, if any, the benefit coverage required by Subsection 3.5(d). Employee shall not be required to mitigate damages payable under this
                 Section 3.6.

        3.7 In no event will the Company be obligated to continue Employee's compensation and other benefits under Section 3.5 of this Agreement beyond Employee's sixty-fifth (65th) birthday or if Employee's employment is terminated because of gross negligence or significant willful misconduct (e.g. conviction of misappropriation of corporate assets or serious criminal offense).

4. Non-Competition Agreement During the Period of Employment and for a period of five (5) years after the termination thereof, Employee shall not, without the written consent of the Company, directly or indirectly be employed or retained by, or render any services for, or be financially interested in, any firm or corporation engaged in any business which is competitive with any business in which the Company or any of its Affiliates may have been engaged during the Period of Employment. The foregoing restriction shall not apply to the purchase by Employee of up to 5% of the outstanding shares of capital stock of any corporation whose securities are listed on any national securities exchange.

5. Loyalty Commitments During and after the Period of Employment: (a) Employee shall not disclose any confidential business information about the affairs of the Company or any of its Affiliates; and (b) Employee shall not, without the prior written consent of the Company, induce or attempt to induce any employee or agency representative of the Company or any Affiliate to leave the employment or representation of the Company or such Affiliate.

6. Separability of Provisions The terms of this Agreement shall be considered to be separable from each other, and in the event any shall be found to be invalid, it shall not affect the validity of the remaining terms.

7. Binding Effect This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and assigns, and (b) Employee, her personal representatives, heirs, and legatees.

8. Entire Agreement This Agreement constitutes the entire agreement between the parties and supersedes and revokes all prior oral or written understandings between the parties relating to Employee's employment. The Agreement may not be changed orally but only by a written document signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

9. Definitions The following terms herein shall (unless otherwise expressly provided) have the following respective meanings:

        9.1 "Affiliate" when used with reference to the Company means any corporations, joint ventures, or other business enterprises directly or indirectly controlling, controlled by, or under common control with the Company. For purposes of this definition, "control" means ownership or power to vote 50% or more of the voting stock, venture interests, or other comparable participation in such business enterprises.

        9.2 "Period of Employment" means the period commencing on the date hereof and terminating pursuant to Section 2.

        9.3 "Beneficiary" means the person or persons designated in writing by Employee to Company.

        9.4 "Change of Control" means any event by which (i) an Acquiring Person has become such, or (ii) Continuing Directors cease to comprise a majority of the members of the Board of Directors of the Company or the applicable Parent of the Company (a "Board"). For purposes of this definition:

                (a) An "Acquiring Person" means any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect on the date of this Agreement (the "Exchange Act") who or which, together with all affiliates and associates (as defined in Rule 12B-2 under the Exchange Act) becomes, by way of any transaction, the beneficial owner of shares of the Company, or such Parent, having 20% or more of (i) the then outstanding shares of Common Stock of the Company, or such Parent, or
                           (ii) the voting power of the then outstanding voting securities of the Company, or such Parent, entitled to vote generally in the election of directors of the Company or such Parent; and

                (b) "Continuing Director" means any member of the Board of the Company (or a successor thereof), while such person is a member of such Board who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such affiliate or associate and who
                           (i) was a member of such Board prior to the date of this Agreement, or (ii) subsequently becomes a member of such Board and whose nomination for election or election to such Board is recommended or approved by a majority of the Continuing Directors or who is included as a nominee in a proxy statement of the Company or the applicable Parent distributed when a majority of such Board consists of Continuing Directors.

9.5 "Parent" means any Affiliate directly or indirectly controlling (within the meaning of Section 9.1) the Company.

10. Notices Where there is provision herein for the delivery of written notice to either of the parties, such notice shall be deemed to have been delivered for the purposes of this Agreement when delivered in person or placed in a sealed, postpaid envelope addressed to such party and mailed by registered mail, return receipt requested to the address set forth below for the Company and the most recent address as may be on the Company records for the Employee:

         For Company:      DENTSPLY International Inc.
                           221 West Philadelphia Street
                                 York, PA 17404
                              Attention: Secretary

11. Arbitration Any controversy arising from or related to this Agreement shall be determined by arbitration in the City of Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association, and judgment upon any such determination or award may be entered in any court having jurisdiction. In the event of any arbitration between Employee and Company related to the Agreement, if employee shall be the successful party, Company will indemnify and reimburse Employee against any reasonable legal fees and expenses incurred in such arbitration.

12. Applicable Law The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties have executed the Agreement on the day and year first above written.



Attest:                                       DENTSPLY INTERNATIONAL INC.


/s/ Brian M. Addison                              By: /s/ Bret W. Wise
    Brian M. Addison                                      Bret W. Wise
    Vice President, Secretary and                         President & COO
    General Counsel


                                                      /s/ Rachel P. McKinney
                                                          Rachel P. McKinney
                                                          Senior Vice President,
                                                          Global Human Resources